EXHIBIT 2.5

FORM OF SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY (this “Guaranty”), dated as of July 2, 2007, made by each of the corporations that are signatories hereto (each a “Guarantor” and collectively, the “Guarantors”), in favor of the purchasers signatory hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WITNESSETH

WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 2, 2007, by and among Internet Commerce Corporation, a Delaware corporation (the “Borrower”) and the Purchasers, the Borrower is issuing, and the Purchasers are purchasing, the Notes (as defined in the Purchase Agreement);

WHEREAS, in order to induce the Purchasers to purchase the Notes, each Guarantor will execute and deliver this Guaranty pursuant to which such Guarantor will guarantee, among other things, payment of all of the Secured Obligations (as such term is defined in the Company Security Agreement); and

WHEREAS, it is of material benefit to each Guarantor that the Purchasers purchase the Notes.

NOW, THEREFORE, in consideration of the foregoing and to induce the Purchasers to enter into the Purchase Agreement and to purchase the Notes, each Guarantor hereby agrees with the Purchasers as follows:

1.                                       Defined Terms.

(a)           Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given to them in the Purchase Agreement.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                                       Guaranty.

(a)           Subject to the provisions of Section 15, each Guarantor hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Purchasers and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(b)           Each Guarantor further agrees to pay any and all fees and expenses of the Purchasers (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Purchasers in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guaranty.

(c)           Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of the Purchasers hereunder.

(d)           No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Purchasers from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Secured Obligations or payments received or collected from such Guarantor in respect of the Secured Obligations, remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations are indefeasibly paid in full in immediately available funds.

(e)           Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Purchasers on account of its liability hereunder, it shall notify the Purchasers in writing that such payment is made under this Guaranty for such purpose; provided, that the failure to give such notice shall not effect the validity of such payment.

3.                                       Right of Set-off.  Each Guarantor hereby irrevocably authorizes the Purchasers from time to time without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon occurrence of and during the continuation of any Event of Default, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchasers to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Purchasers may elect, against and on account of the obligations and liabilities of such Guarantor to the Purchasers arising under the Purchase Agreement, the Notes or any other Transaction Document or otherwise, as the Purchasers may elect, whether or not the Purchasers have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Purchasers shall notify such Guarantor of any such set-off and the application made by the Purchasers; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Purchasers under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchasers may have.

4.                                       No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Purchasers, no Guarantor shall be entitled to be subrogated to any of the Purchasers against the Borrower or any other Guarantor or any collateral security or guaranty or right of offset held by the Purchasers for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing by the Borrower on account of the Secured Obligations are indefeasibly paid in full in immediately available funds.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for the Purchasers, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Purchasers in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Purchasers, if required or reasonably requested), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Purchasers may determine.

5.                                       Amendments, etc. with respect to the Secured Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Purchasers may be rescinded by such party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Purchasers, and the Purchase Agreement, the Notes and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Purchasers may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Purchasers for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  The Purchasers shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Secured Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against any of the Guarantors, the Purchasers may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor, and any failure by the Purchasers to make any such demand or to collect any payments from the Borrower or any such other Guarantor or any release of the Borrower or such other Guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Purchasers against any of the Guarantors.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6.                                       Guaranty Absolute and Unconditional.

(a)           Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and upon notice of or proof of reliance by the Purchasers upon this Guaranty or acceptance of this Guaranty, the Secured Obligations, and any of them, such Secured Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Purchasers, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations.  Each Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (i) the validity, regularity or enforceability of the Purchase Agreement, the Notes or any other Transaction Document, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Purchasers, (ii) any defense, set-off or counterclaim (other than a defense of indefeasible payment or performance) which may at any time be available to or be asserted by the Borrower against the Purchasers, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Secured Obligations, or of such Guarantor under this Guaranty, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Guarantor, the Purchasers may, but shall be under no obligation to, pursue such rights and remedies as it or they may have against the Borrower or any other Person or against any collateral security or guaranty for the Secured Obligations or any right of offset with respect thereto, and any failure by the Purchasers to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guaranty or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Purchasers against such Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Purchasers and their respective successors, indorsees, transferees and assigns until all the Secured Obligations and the obligations of each Guarantor under this Guaranty shall have been indefeasibly satisfied by payment in full in immediately available funds.

(b)           Without limiting the generality of any other waiver contained herein, each Guarantor waives any right to require the Purchasers to: (i) proceed against any other Guarantor or any other Person; (ii) proceed against or exhaust any collateral, including, without limitation, any collateral secured by any of the Security Agreements; or (iii) pursue any other right or remedy for such Guarantor’s benefit.  Each Guarantor agrees that the Purchasers may proceed against such Guarantor with respect to the Secured Obligations without taking any actions against any other Guarantor or any other Person and without proceeding against or exhausting any collateral.  Each Guarantor agrees that each of the Purchasers may unqualifiedly exercise in its sole discretion any or all rights and remedies available to it against any other Guarantor without impairing the Purchasers’ rights and remedies in enforcing this Guaranty, under which such Guarantor’s liabilities shall remain independent and unconditional.  Each Guarantor agrees and acknowledges that the Purchasers’ exercise of certain of such rights or remedies may affect or eliminate such Guarantor’s right of subrogation or recovery against any other Guarantor and that such Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty.  Without limiting the generality of any other waivers in this Guaranty, each Guarantor expressly waives any statutory or other right that such Guarantor might otherwise have to: (A) limit such Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Secured Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent; (B) otherwise limit the Purchasers’ right to recover a deficiency judgment after any foreclosure sale; or (C) require the Purchasers to exhaust its collateral before the Purchasers may obtain a personal judgment for any deficiency.  Any proceeds of a foreclosure or similar sale may be applied first to any obligations of the Guarantors that do not also constitute Secured Obligations.  Each Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document or elsewhere, or any other provision of a Transaction Document or any other agreement limiting the Purchasers’ recourse to specific collateral or limiting the Purchasers’  right to enforce a deficiency judgment against any other Guarantor, shall have absolutely no application to such Guarantor’s liability under this Guaranty.  To the extent that the Purchasers collect or receive any sums or payments from a particular Guarantor, the Purchasers shall have the right, but not the obligation, to apply such amounts first to that portion of any Guarantor’s indebtedness and obligations to the Purchasers that are not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making payment.

(c)           Without limiting the generality of any other waiver contained herein, each Guarantor waives all rights and defenses that such Guarantor may have because any other Guarantor’s obligations may be secured by real property.  This means, among other things, that (1) the Purchasers may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by any other Guarantor, and (2) if the Purchasers foreclose on any real property collateral pledged by any Guarantor, (A) the amount of the Secured Obligations may be reduced only by that portion of the price for which that collateral is sold at a foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Purchasers may collect from such Guarantor even if the Purchasers, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from any other Guarantor.  This paragraph (c) is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any other Guarantor’s obligations are secured by real property.

(d)           Without limiting the generality of any other waiver contained herein, each Guarantor waives all rights and defenses arising out of an election of remedies by the Purchasers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any obligation has destroyed such Guarantor’s rights of subrogation and reimbursement against any other Guarantor by operation of applicable law or otherwise.

(e)           Without limiting the generality of the foregoing, each Guarantor expressly and irrevocably waives, to the fullest extent permitted by applicable law, any and all rights and defenses including, without limitation, any rights of indemnification and contribution which might otherwise be available to such Guarantor under applicable law or otherwise; provided, however, that nothing in this Section 6(e) shall in any way modify or otherwise affect any Guarantor’s rights under Section 4 hereof.

7.                                       Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Purchasers in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8.                                       Payments.  Each Guarantor hereby guarantees that payments hereunder shall be paid to the Purchasers without set-off or counterclaim in United States dollars at the addresses set forth on the signature pages to the Purchase Agreement.

9.                                       Representations and Warranties; Covenants and Other Secured Obligations.  Each Guarantor hereby, jointly and severally, affirms the representations and warranties made by the Borrower under the Purchase Agreement, and agrees, jointly and severally, that it shall not fail to perform or observe any of the covenants, commitments or other obligations of the Borrower contained in the Purchase Agreement, and represents and warrants that:

(a)           the execution, delivery and performance of this Guaranty will not violate any provision of any law applicable to such Guarantor, any contractual obligation or any organizational documents of such Guarantor and will not result in or require the creation or imposition of any lien or encumbrance on any of the properties or revenues of such Guarantor pursuant to any law applicable to such Guarantor or contractual obligation of such Guarantor;

(b)           no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor, but not including the holders of Liens as permitted pursuant to Section 4.8(b) of the Purchase Agreement) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(c)           no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties or revenues with respect to this Guaranty or any of the transactions contemplated hereby, which could reasonably be expected to have a Material Adverse Effect; and

(d)           such Guarantor has accurately prepared and timely filed all tax returns required to be filed by it and has paid or made provision for the payment of all taxes, including without limitation, all sales and use taxes and all taxes that it is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return).  No deficiencies for taxes with respect to such Guarantor have been claimed or proposed in writing or assessed by any tax authority.  There are no pending or, to its knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of taxes of such Guarantor.  There are no matters under discussion with any tax authority, or known to it, with respect to taxes that are likely to result in an additional liability for taxes with respect to such Guarantor.  The accruals and reserves on the books and records of such Guarantor in respect of tax liabilities for any taxable period not finally determined are adequate to meet any assessments and related liabilities for any such period and, since most recent year-end, such Guarantor has not incurred any liability for taxes other than in the ordinary course of its business.  There are no liens for taxes upon the assets of such Guarantor.

10.                                 Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopier as noted below.  Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(a)           Notices to the Purchasers shall be sent to the address or transmission number for notices as provided in Section 7.3 of the Purchase Agreement; and

(b)           Notices to any Guarantor shall be sent to its address or transmission number for notices set forth under its signature below.

11.                                 Counterparts.  This Guaranty may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

12.                                 Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.                                 Integration.  This Guaranty represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Purchasers relative to the subject matter hereof not reflected herein.

14.                                 Amendments in Writing; No Waiver; Cumulative Remedies.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Purchasers.

(a)           The Purchasers shall not by any act of (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Purchasers, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Purchasers of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Purchasers would otherwise have on any future occasion.

(b)           The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15.                                 Limitation on Guaranteed Obligations.  Notwithstanding any provision in this Guaranty or any other Transaction Document to the contrary, the liability of each Guarantor under this Guaranty shall be limited to an amount not to exceed as of any date of determination the amount which could be claimed by the Purchasers from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of Title II of the United States Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

16.                                 Section Headings.  The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

17.                                 Successors and Assigns.  This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Purchasers and their respective successors, transferees, endorsees and assigns.

18.                                 Governing Law.  This Guaranty shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

19.                                 Termination.  Upon indefeasible payment and satisfaction in full of the Secured Obligations (other than contingent indemnification obligations not yet due and payable) in immediately available funds, this Guaranty shall terminate.

20.                                 Jurisdiction, Jury Trial Waiver, Etc.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THIS GUARANTY (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN.  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THIS GUARANTY), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT

FOR NOTICES TO IT UNDER THIS GUARANTY AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  IF ANY PARTY SHALL COMMENCE AN ACTION OR PROCEEDING TO ENFORCE ANY PROVISIONS OF THIS GUARANTY OR ANY TRANSACTION DOCUMENT, THEN THE PREVAILING PARTY IN SUCH ACTION OR PROCEEDING SHALL BE REIMBURSED BY THE OTHER PARTY FOR ITS REASONABLE ATTORNEYS’ FEES AND EXPENSES AND OTHER REASONABLE COSTS AND EXPENSES INCURRED WITH THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH ACTION OR PROCEEDING.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

Guarantors:

SUBSIDIARY:

By:
Name:
Title:

Address for Notice:

SUBSIDIARY:

By:
Name:
Title:

Address for Notice:

Agreed and accepted
as of the date first written above:

PURCHASERS:

YORK CAPITAL MANAGEMENT, L.P.

By: Dinan Management, LLC, its general partner

By:
Name:	Adam J. Semler
Title:	Chief Financial Officer

YORK INVESTMENT LIMITED

By: York Offshore Holdings, Ltd., its investment manager

By:
Name:	Adam J. Semler
Title:	Director

YORK SELECT, L.P.

By: York Select Domestic Holdings, LLC, its general partner

By:
Name:	Adam J. Semler
Title:	Chief Financial Officer

YORK SELECT UNIT TRUST

By: York Select Offshore Holdings, LLC, its investment manager

By:
Name:	Adam J. Semler
Title:	Chief Financial Officer

YORK CREDIT OPPORTUNITIES FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC, its general partner

By:
Name:	Adam J. Semler
Title:	Chief Financial Officer